Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 29, 2013, with respect to the consolidated financial statements and schedule of WMS Industries Inc. incorporated by reference in this Registration Statement (Form S-4) and related Prospectus of Scientific Games Corporation for the registration of $350 million of Senior Secured Notes due 2021 and $2,200 million Senior Unsecured Notes due 2022.

/s/ Ernst & Young LLP

Chicago, Illinois

April 10, 2015